Exhibit 4.1

CERTIFICATE OF DESIGNATION FOR

SERIES A PREFERRED STOCK

OF

ONELINK, INC.

Pursuant to Section 302A.401 of the

Business Corporation Act of the State of Minnesota

OneLink, Inc., a corporation organized and existing under the Minnesota Business Corporation Act (the “Company”), hereby certifies that the following resolutions were adopted by the Company’s Board of Directors on February 21, 2001 pursuant to authority of the Board of Directors as required by Section 302A.401, Subdivision 3 of the Minnesota Business Corporation Act:

RESOLVED, that the relative rights and preferences of the Series A Preferred Stock shall be as set forth in the Certificate of Designation for Series A Preferred Stock as presented to the Board; and that the officers of the Company are authorized and directed to file such Certificate of Designation in the manner required and contemplated by the Minnesota Business Corporations Act:

Series A Preferred Stock:

Section 1.               Series A Preferred Stock.

One Million Four Hundred Thousand (1,400,000) of the Ten Million undesignated shares that are authorized by Article III of this corporation’s articles of incorporation are hereby designated Series A Preferred shares, $.01 par value (hereinafter referred to as “Series A Preferred Stock”), and the rights and preferences of such Series A Preferred Stock shall be set forth in Section 2 below.

Section 2.               Description of Series A Preferred Stock.

The rights, preferences, privileges and restrictions granted to or imposed upon Series A Preferred Stock or the holders thereof are as follows:

(A)          Voting Rights.

Each holder of Series A Preferred Stock shall have one vote on all matters submitted to the shareholders for each share of common stock which such holder of Series A Preferred Stock would be entitled to receive upon the conversion of such holder’s Series A Preferred Stock pursuant to the conversion provisions of Subsection 2(C)(3) below.

(B)           No Preemptive Rights.

No holders of Series A Preferred Stock shall be entitled as such, as a matter of right, to subscribe for, purchase, or receive any part of any stock of this corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

(C)                                Other Rights, Preferences, Privileges and Restrictions.

(1)           Dividends.             Dividends shall be payable on Series A Preferred Stock out of funds legally available for the declaration of dividends only if and when declared by this corporation’s Board of Directors.  Although no dividends shall be required with respect to the Series A Preferred Stock, in no event shall any dividend be paid on any shares of common stock unless comparable dividends are paid on the Series A Preferred Stock.  Series A Preferred Stock shall be counted on an as-if-converted basis in determining whether dividends on Series A Preferred Stock and the shares of common stock are comparable.

(2)           Liquidation Right and Preference.  In the event of the liquidation, dissolution, or winding up of this corporation (each a “Liquidating Event”), whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive in cash, out of the assets of this corporation, an amount equal to $.50 per share for each outstanding share of Series A Preferred Stock, plus all declared or accrued but unpaid dividends (the “Liquidation Preference”), before any payment shall be made or any assets distributed to the holders of common stock or any other class of shares of this corporation ranking junior to Series A Preferred Stock.   If, upon any Liquidating Event, the assets of this corporation are insufficient to pay the Liquidation Preference, then the holders of Preferred Shares shall share pro rata in any distribution in proportion to the full amounts to which they would otherwise be respectively entitled.  Upon a Liquidating Event, if there are assets available for distribution after the holders of Preferred Shares have received an amount equal to the Liquidation Preference, then the holders of the Preferred Shares will share ratably with the holders of common stock in the remaining assets.  For purposes of this joint distribution of assets to the holders of common stock and the holders of Preferred Shares, each holder of Preferred Shares should be regarded as owning that number of common stock into which such Preferred Shares would then be convertible.

The merger or consolidation of this corporation into or with another corporation, or the merger or consolidation of any other corporation into or with this corporation (in which consolidation or merger the shareholders of this corporation receive distribution of cash or securities or other property as a result of such consolidation or merger), or the sale, transfer, or other disposition of all or substantially all of the assets of this corporation, shall be deemed to be a liquidation or dissolution of this corporation for purposes of this subsection 2(C)(2), and therefore a Liquidating Event.

(3)           Conversion Rights.

(a)           General.  Each Series A Preferred Share shall be convertible at the option of the holder thereof into Common Stock of this corporation in accordance with the provisions and subject to the adjustments provided for in subsection 2(C)(3)(b).  In order to exercise the conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate evidencing such Series A Preferred Stock to this corporation at its principal office, duly endorsed to this corporation and accompanied by written notice to this corporation that the holder elects to convert a specified portion or all of such shares.  Series A Preferred Stock converted at the option of the holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such Series A Preferred Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of Common Stock issuable upon conversion.

                As promptly as practicable on or after the conversion date, this corporation shall issue and mail or deliver to such holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion, computed to the nearest full share, and a certificate or certificates for the balance of Series A Preferred Stock surrendered, if any, not so converted into Common Stock.

(b)           Conversion Price and Adjustments.  The number of shares of Common Stock issuable in exchange for Series A Preferred Stock upon optional conversion shall be equal to Fifty Cents ($.50), divided by the conversion price then in effect (the “Conversion Price”).  The Conversion Price shall initially be $.50, but shall be subject to adjustment from time to time as hereinafter provided:

(i)                In case this corporation shall at any time subdivide or split its outstanding Common Stock into a greater number of shares or declare any dividend payable in Common Stock, the Conversion Price in effect immediately prior to such subdivision or split or dividend shall be proportionately decreased; and conversely, in case the outstanding Common Stock of this corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(ii)               Except for (x) Common Stock issued upon exercise of options, warrants, and convertible securities that are outstanding as of the date of filing of this Certificate of Designation, (y) warrants or rights to acquire Common Stock, and Common Stock issued upon conversion thereof, issued in connection with indebtedness for borrowed money from financial or institutional lenders, or (z) shares of Common Stock issued upon the exercise of options that may be granted under the option or employee-benefit plans approved by the shareholders of this corporation (collectively, the “Excluded Issuances”), if this corporation shall issue or sell any Common Shares for a consideration per share less than the

Conversion Price then in effect (other than dividends payable in Common Shares), or shall issue any options, warrants, or other rights for the purchase of such shares at a consideration per share of less than the Conversion Price then in effect, the Conversion Price in effect immediately prior to such issuance or sale shall be adjusted and shall be equal to (i) the Conversion Price then in effect, multiplied by (ii) a fraction, the numerator of which shall be an amount equal to the sum of (a) the number of Common Shares outstanding immediately prior to such issuance or sale multiplied by the Conversion Price then in effect, and (b) the total consideration payable to this corporation upon such issuance or sale of such shares and such purchase rights and upon the exercise of such purchase rights; and the denominator of which shall be the amount determined by multiplying (aa) the number of Common Shares outstanding immediately after such issuance or sale plus the number of the Common Shares issuable upon the exercise of any purchase rights thus issued, by (bb) the Conversion Price then in effect.  If any options or purchase rights that are taken into account in any such adjustment of the Conversion Price subsequently expire without exercise, the Conversion Price shall be recomputed by deleting such options or purchase rights.  If the Conversion Price is adjusted as the result of the issuance of any options, warrants, or other purchase rights, no further adjustment of the Conversion Price shall be made at the time of the exercise of such options, warrants or other purchase rights.

(c)           Notice of Conversion Price Adjustment.  Upon any adjustment of the Conversion Price, then and in each such case the corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred Stock at the addresses of such holders as shown on the books of this corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series A Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(d)           Rights to Preconversion Distributions.  Subject to the provisions of Subsection 2(C)(2) regarding liquidation rights, if any capital reorganization or reclassification of the capital stock of this corporation, or consolidation or merger of this corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then (as a condition of such reorganization, reclassification, consolidation, merger or sale), lawful and adequate provision shall be made whereby the holders of Series A Preferred Stock shall thereafter have the right to receive, in lieu of Common Stock of this corporation immediately theretofore receivable upon the conversion of such Series A Preferred Stock, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding Common Stock equal to the number of shares of Common Stock immediately theretofore receivable upon the conversion or such Series A Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of such Series A Preferred Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of such Series A Preferred Stock.  This corporation shall not effect any such reorganization, reclassification, consolidation, merger or sale, unless prior to the consummation thereof the surviving corporation (if other than this corporation), the corporation resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Series A Preferred Stock at the last address of such holders appearing on the books of the corporation the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

(e)                                  Notice of Certain Events.  If at any time:

                (i)            this corporation shall pay any dividend payable in stock upon Common Stock or make any distribution (other than regular cash dividends) to the holders of Common Stock; or

                (ii)           this corporation shall offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or other rights; or

                (iii)          there shall be any capital reorganization, reclassification of the capital stock of this corporation, or consolidation or merger of this corporation with, or sale of all or substantially all of its assets to, another corporation; provided, however, that this provision shall not be applicable to the merger or consolidation of this corporation with or into another corporation if following such merger or consolidation the shareholders of this corporation immediately prior to such merger or consolidation own at least 80 percent of the equity of the combined entity; or

                (iv)          there shall be a voluntary or involuntary dissolution, liquidation, or winding up of this corporation;

then, this corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the addresses of such holders as shown on the books of this corporation, of the date on which (A) the books of this corporation shall close or a record shall be taken for such dividend, distribution, or subscription rights, or (B) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up shall take place, as the case may be.  Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution, or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be.  Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which this corporation’s transfer books are closed in respect thereto.

(f)          Definition of Common Stock.  As used in this subsection 2(C)(3) the term “Common Stock” shall mean and include this corporation’s presently authorized Common Stock and shall also include any capital stock of any class of this corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of this corporation and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of this corporation; provided, however, that the shares receivable pursuant to conversion of Series A Preferred Stock shall include shares designated as Common Stock of this corporation as of the date of issuance of such Series A Preferred Stock, or, in case of any reclassification of the outstanding shares thereof, the stock, securities, or assets provided for in subsection 2(C)(3)(d) above.

                IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed by its duly authorized officer on June 5, 2001.

/s/ Paul F. Lidsky

Paul F. Lidsky, Chief Executive Officer